Conseco Variable Annuity Account I

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
         CONSECO VARIABLE ANNUITY ACCOUNT I

Address of Principal Business Office:
         11825 N. Pennsylvania Street
         Carmel, Indiana 46032-4572

Telephone Number:
         (317) 817-3700

Name and Address of Agent for Service of Process:
         Michael A. Colliflower
         Conseco Variable Insurance Company
         11825 N. Pennsylvania Street
         Carmel, Indiana 46032-4572
         (317) 817-3700



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Check Appropriate Box:

         Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Carmel and State of Indiana on the 28th day of November, 2000.

                                   SIGNATURE: CONSECO VARIABLE ANNUITY ACCOUNT I
                                                    Registrant

                                         By: CONSECO VARIABLE INSURANCE COMPANY

                                         By:   /s/  Thomas J. Kilian
                                               ------------------------
                                               Thomas J. Kilian
                                               Director and President

ATTEST:


By:      /s/ Michael A. Colliflower
         ---------------------------
         Michael A. Colliflower
         Senior Vice President, Legal, Secretary
         and Chief Compliance Officer